Pangaea Logistics Solutions Ltd. Appoints Eugene I. Davis to its Board of Directors

NEWPORT, RI – December 18, 2025 – Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (Nasdaq: PANL), a global provider of comprehensive maritime logistics solutions, today announced the appointment of Eugene I. Davis to the Company’s Board of Directors (the “Board”) as a Class II director, effective immediately. Mr. Davis will replace Christina Tan, who has resigned from her position effective immediately prior to the appointment of Mr. Davis. The Board has determined that Mr. Davis is independent under the applicable rules of the Nasdaq Stock Market.

Mr. Davis has 40 years of experience advising companies across various industries on matters related to shareholder value creation and corporate strategy. He is the Chairman and Chief Executive Officer of PIRINATE Consulting Group LLC. In addition, Mr. Davis currently serves as the Chairman of the Board of Directors and the chairman of the Audit Committee of WW International Inc. and as a member of the Board of Directors of Spirit Aviation Holdings Inc., where he is the chairman of the Audit Committee.

“Gene brings a strong track record of helping boards and management teams refine strategy and drive value creation,” said Richard du Moulin, Chairman of the Board. “His perspective aligns closely with our priorities and will be a valuable addition as we continue to execute our strategy. On behalf of the Board, I would also like to thank Christina for her contributions.”

“I appreciate the opportunity to join Pangaea’s Board,” said Mr. Davis. “I look forward to working with management and my fellow directors to drive long-term shareholder returns.”
Mr. Davis was appointed pursuant to the Investor and Registration Rights Agreement (the “Investor Rights Agreement”), dated as of December 30, 2024, by and between the Company and Strategic Shipping Inc. (“SSI”). Ms. Tan, who served as one of SSI’s initial designees in accordance with the Investor Rights Agreement, resigned effective immediately prior to the appointment of Mr. Davis.

ABOUT PANGAEA LOGISTICS SOLUTIONS LTD.

Pangaea Logistics Solutions Ltd. (NASDAQ: PANL) and its subsidiaries (collectively, “Pangaea” or the “Company”) provides seaborne dry bulk logistics and transportation services as well as terminal and stevedoring services. Pangaea utilizes its logistics expertise to service a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, coal, iron ore, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite and limestone. The Company addresses the logistics needs of its customers by undertaking a comprehensive set of services and activities, including cargo loading, cargo discharge, port and terminal operations, vessel chartering, voyage planning, and vessel technical management. Learn more at www.pangaeals.com.

Investor Relations Contacts

Gianni Del Signore	Noel Ryan and Stefan Neely
Chief Financial Officer	Vallum Advisors
401-846-7790
Investors@pangaeals.com	PANL@val-adv.com